API DEVELOPMENT AGREEMENT

This API Development Agreement (the “Agreement”) is entered into as of October 6, 2025 (the “Effective Date”) by and between Techmark Limited, with an address at Unit 2-8, Level 2, Labuan Times Square, Jalan Merdeka, 87000 Federal Territory of Labuan Malaysia (the “Developer”) and Amplara Corporation, with an address at 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming 8280 (the “Client”). The Developer and the Client are collectively referred to as the “Parties” and individually as a “Party.”

1. Purpose

The Client engages the Developer to design, develop, and deliver the AI System for Adapting Text to Different Content Styles API (the “Project”), as detailed in the Scope of Work and Cost Breakdown attached hereto as Exhibit A.

2. Term and Project Schedule

The Project shall commence on October 6, 2025, and continue through December 19, 2025 (the “Delivery Date”), which is the scheduled delivery date of the final deliverables, unless extended or terminated under this Agreement.

3. Scope of Work

The Developer shall perform the following stages and timelines:

Stage 1 — Discovery & Architecture Planning (October 6 – October 17, 2025)

  Conduct discovery meetings with the Client to finalize requirements and objectives.
  Define system architecture, database schema, and service integration flow.

Stage 2 — Core AI Model Development (October 20 – November 10, 2025)

  Develop and train the base AI model for text adaptation across different content styles.
  Implement style classification logic and model fine-tuning on curated datasets.
  Conduct internal testing to verify accuracy and performance.

Stage 3 — API Layer Development (November 11 – December 5, 2025)

  Build API endpoints for text input/output, model calls, and user authentication.
  Integrate the trained AI model with the API layer.
  Implement security and rate-limiting mechanisms.
  Conduct internal testing for API stability and latency.

Stage 4 — Testing, Optimization & Deployment (December 8 – December 19, 2025)

  Conduct full-scale integration and regression testing.
  Optimize response time, scalability, and deployment scripts.
  Deploy production-ready version.

4. Deliverables

The Developer shall deliver the completed Project, including all associated deliverables (source code, models, APIs and related materials), in digital form via secure file transfer on or before the Delivery Date.

The Client shall review the delivered Project and provide written acceptance or feedback within five (5) business days of receipt only if revisions or corrections are required.

In the absence of written feedback within this period, the Project shall be deemed accepted by the Client.

5. Fees and Payment Terms

The total project cost is Forty-Four Thousand Nine Hundred Sixty U.S. Dollars (US $44,960), payable per stage as specified in Exhibit A.

Payments for each Stage of Development shall be made within thirty (30) calendar days following the completion of the respective Stage, as outlined in Exhibit B. The Client may, at its discretion, make early payments for multiple Stages. For any individual Stage, the Client may also make partial payments, provided that the full Stage amount is paid by the applicable payment due date.

Payments shall be made via wire transfer or another mutually agreed method to the account designated by the Developer.

6. Intellectual Property Rights

All intellectual property rights, title, and interest in and to the deliverables — including source code, models, APIs and related materials — shall automatically transfer to the Client upon delivery on December 19, 2025, regardless of payment status.

The Developer retains no rights, title, or interest in the delivered materials after their submission to the Client.

7. Confidentiality

Each Party agrees to maintain in strict confidence any proprietary or confidential information received in connection with this Agreement and to use it solely for the purpose of fulfilling its obligations hereunder.

8. Warranties and Support

The Developer warrants that:

  The completed Project delivered on the Delivery Date will be performed in a professional and workmanlike manner;
  Deliverables will substantially conform to the specifications in Exhibit A for a period of 30 days following final delivery.

During this period, the Developer shall correct, at no additional charge, any defects or malfunctions preventing normal operation.

9. Termination

Either Party may terminate this Agreement upon written notice if the other Party materially breaches any term and fails to cure such breach within 10 business days of written notice.

Upon termination, all completed work and deliverables up to the termination date shall be transferred to the Client.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of either the State of Wyoming, United States, or the Federal Territory of Labuan, Malaysia, as mutually agreed by the Parties in writing, without regard to their conflict of laws principles.

11. Entire Agreement

This Agreement constitutes the entire understanding between the Parties and supersedes all prior discussions or communications, whether written or oral, concerning the subject matter herein.

Any amendment or modification must be in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Developer:	Client:
Techmark Limited By: /s/ Techmark Limited Date: October 6, 2025	Amplara Corporation By: /s/ Amplara Corporation Date: October 6, 2025

EXHIBIT A – COST BREAKDOWN

Stage	Description	Role	Hours	Rate ($)	Cost ($)
Stage 1: Discovery & Architecture Planning	Requirements analysis, target style definition	Business Analyst	22	50	1100
Stage 1: Discovery & Architecture Planning	API architecture planning	Solution Architect	48	50	2400
Stage 1: Discovery & Architecture Planning	Initial neural module design	AI/ML Engineer	30	50	1500
Total for Stage 1					$5,000

Stage 2: Core AI Model Development	Base model selection and fine-tuning (LLM)	AI/ML Engineer	89	80	7120
Stage 2: Core AI Model Development	Preparation of extended datasets for style variations	Data Scientist	67	60	4020
Stage 2: Core AI Model Development	Additional testing and re-training of model	AI/ML Engineer	55	80	4400
Total for Stage 2					$15,540

Stage 3: API Layer Development	Backend API development (text adaptation, request handling)	Backend Developer	138	90	12420
Stage 3: API Layer Development	Integration of AI model with API	AI/ML Engineer	60	80	4800
Total for Stage 3					$17,220

Stage 4: Testing, Optimization & Deployment	Unit and regression testing	QA Engineer	40	60	2400
Stage 4: Testing, Optimization & Deployment	Performance optimization (response time, load)	Backend Developer	30	90	2700
Stage 4: Testing, Optimization & Deployment	Cloud deployment (AWS/Google Cloud)	DevOps Engineer	35	60	2100
Total for Stage 4					$7200
Total Project Cost					$44,960

Developer:	Client:
Techmark Limited By: /s/ Techmark Limited Date: October 6, 2025	Amplara Corporation By: /s/ Amplara Corporation Date: October 6, 2025

EXHIBIT B – PAYMENT SCHEDULE

Stage	Stage Completion Date	Stage Cost (USD)	Payment Due Date
Stage 1: Discovery & Architecture Planning	October 17, 2025	$5,000	November 16, 2025
Stage 2: Core AI Model Development	November 10, 2025	$15,540	December 10, 2025
Stage 3: API Layer Development	December 5, 2025	$17,220	January 4, 2026
Stage 4: Testing, Optimization & Deployment	December 19, 2025	$7,200	January 18, 2026

Total Project Cost: $44,960

Developer:	Client:
Techmark Limited By: /s/ Techmark Limited Date: October 6, 2025	Amplara Corporation By: /s/ Amplara Corporation Date: October 6, 2025